CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


                                                                 EXHIBIT 10.24




                       PURCHASE AND SUPPLY AGREEMENT

This Purchase and Supply Agreement ("Agreement") is entered into effective as of November 8, 1996 ("Effective Date"), by and between NextWave Telecom Inc. ("NextWave") and The Allen Group Inc., for itself and on behalf of its wholly owned subsidiaries and divisions which include Allen Telecom Group, Inc., Grayson Electronics Company and Comsearch (individually and collectively, "Supplier") with reference to the following:

WHEREAS, NextWave Personal Communications Inc., a subsidiary of NextWave, was the winning bidder for 63 personal communications services ("PCS") licenses in the C-Block auction conducted by the Federal Communications Commission ("FCC"), and upon final granting of these licenses, NextWave intends to build and deploy PCS networks throughout the United States;

WHEREAS, Supplier desires to provide to NextWave, and NextWave desires to acquire from Supplier, certain RF equipment complying with NextWave's specifications (the "Equipment") together with associated and ancillary services ("Services") to NextWave or to one or more of NextWave's Affiliates (where NextWave may act through such Affiliates, the term NextWave refers to NextWave and such Affiliates);

WHEREAS, concurrently and in connection with this Agreement, Supplier and NextWave are entering into that certain Subscription Agreement (the "Subscription Agreement") pursuant to which SUPPLIER has subscribed to purchase, in accordance with the terms thereof, one million (1,000,000) shares of Series B Common Stock ($0.0001 par value) for an aggregate purchase price of $5 million (the "Shares"); and

WHEREAS, Supplier desires to provide for financing of NextWave's procurement of the Equipment and Services on the terms set forth herein.

         NOW THEREFORE, in consideration of the foregoing and the mutual covenants and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, Supplier and NextWave, intending to be legally bound, agree as follows:

1.       EQUIPMENT SUPPLY AND RELATED SERVICES.

         A. Subject to the terms and conditions of this Agreement, NextWave hereby agrees to purchase from time to time from the date hereof through the period ending December 31, 2001, $50 Million of Equipment and Services from Supplier (the "Purchase Commitment") pursuant to one or more definitive purchase agreements ("Purchase Agreements") to be entered into by NextWave and Supplier. Subject to delays in NextWave's buildout of its PCS networks for reasons beyond its control, NextWave hereby agrees to purchase forty percent (40%) of the Purchase Commitment during the first two years of the term hereof, and twenty percent (20%) of the Purchase Commitment per year thereafter. In connection with this Purchase Commitment, Supplier shall make available to NextWave $50 Million of Financing in accordance with the terms of Section 2 hereof. The Purchase Agreements will set forth the commercial terms governing the purchase of Equipment and Services from Supplier which shall be acceptable to NextWave and Supplier. During the entire term of this Agreement, the commercial terms of the Purchase Agreements, taken as a whole, relating to customer pricing, lead times, financing, warranties and other terms and conditions will be at least as favorable as the terms and conditions, taken as a whole, quoted or charged by Supplier to other customers for similar quantities and shall be, at a minimum, competitive with industry standards.

         B. The parties acknowledge that, concurrent with the execution of this Agreement, Supplier has executed and delivered to NextWave the Subscription Agreement pursuant to which Supplier has agreed to purchase shares of Series B Common Stock (the "Investment") for a total purchase price of Five Million Dollars ($5,000,000.00). In the event the Investment is not consummated as contemplated in the Subscription Agreement, this Agreement shall automatically terminate and neither party shall have any further liability or obligation to the other party hereunder.

2.       FINANCING.

         Supplier hereby commits to provide NextWave financing in the aggregate amount of $50 Million (the "Financing") over a period of five years from the Effective Date (the "Term") in the form of a multiple drawdown term loan facility (the "Loans"), pursuant to definitive financing documents to be entered into by NextWave and Supplier (the "Financing Documents"). The proceeds of the Loans will be used by NextWave solely to finance the purchase price of the Equipment and Services supplied by Supplier pursuant to the terms of this Agreement and the Purchase Agreements. The Loans will be made on the first day of each month (the "Drawdown Date") to fund payment obligations of NextWave to Supplier incurred during the immediately preceding month. Loans made during the first thirty six (36) months of the Term shall bear interest at a rate equal to *_________________________________________* and shall have repayment terms as set forth below:

        *----------------------------------------------------------------------

         ----------------------------------------------------------------------*

Loans made during the last twenty four (24) months of the Term shall bear interest at a rate equal to *______________________* and shall have repayment terms as set forth below:

        *----------------------------------------------------------------------

         ----------------------------------------------------------------------*

The Financing Documents will (i) provide that Supplier shall hold a purchase money security interest on the Equipment purchased hereunder and (ii) reflect the terms set forth in this Section 2 and such other terms and conditions as are customary and usual for such a transaction, including, without limitation, default and remedies provisions.

3.       CONFIDENTIALITY.



                                       2


* CONFIDENTIAL TREATMENT REQUESTED
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         Supplier acknowledges that all technical documentation delivered to
Supplier by NextWave hereunder, and all other information relating to the design, development, configuration, use, installation, operation and maintenance of cell sites and a network system constitute confidential or proprietary information of NextWave (referred to as "Confidential Information"). During the Term, and for a period of two (2) years thereafter, Supplier shall not duplicate, use other than in accordance with this Agreement, or disclose to any third person, including but not limited to any independent contractor, consultant, customer or supplier, any Confidential Information of NextWave. Supplier shall adopt all reasonable precautions to protect Confidential Information received hereunder and to prevent its dissemination to unauthorized persons and entities. The foregoing restrictions shall not apply to any Confidential Information which Supplier can demonstrate: (i) is wholly and independently developed by Supplier or lawfully received free of restriction from another source having the rights to furnish such Confidential Information; (ii) has become generally available to the public without breach of this Agreement; or (iii) at the time of disclosure to Supplier was known to Supplier free of restriction. Each party agrees to keep confidential the terms of this Agreement. Notwithstanding the foregoing, Supplier shall have the right: (i) to develop independently products and services having features or functionality contemplated by the Confidential Information and (ii) to market or otherwise provide such products or services to third parties. In addition, each party may disclose the terms of this Agreement, and its existence, to the extent required by law, subject to such party first notifying the other Party. Each party will have the right to disclose the terms of this Agreement to its shareholders and investment bankers.


4.       GENERAL

         (A) The term of this Agreement shall commence on the date hereof, and shall continue in effect until the last Loan advanced hereunder has been paid in full. Notwithstanding the foregoing, either party may terminate this Agreement immediately upon giving notice to the other party at any time after the occurrence of any of the following events with respect to such other party
(i) insolvency, bankruptcy or liquidation or filing any application therefor, or other commitment of an affirmative act of insolvency; (ii) attachment, execution or seizure of substantially all of the assets or filing any application therefor; (iii) assignment or transfer of that portion of the business to which this Agreement pertains to a trustee for the benefit of creditors; (iv) subject to the immediately following sentence, disposition, by sale or assignment of all rights, of that portion of the business or material assets to which this Agreement pertains; (v) termination of its business or dissolution, or (vi) loss of the Company's PCS licenses as a Designated Entity and Small Business. Notwithstanding the foregoing, in the event Supplier transfers or sells a division or subsidiary (the "Transferred Entity") that is providing Equipment or Services hereunder, the balance of NextWave's Purchase Commitment remaining on the date of such transfer shall be reduced by an amount equal to a percentage which reflects the amount paid for Equipment and Services provided by the Transferred Entity prior to the date of such transfer compared to the total amount paid for Equipment and Services provided by Supplier prior to the date of such transfer.




                                       3
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         (B)     For the purposes of this Agreement, the term "Affiliate" shall mean: (i) any entity that controls, is controlled by, or is under common control with a party, directly or indirectly, where "control" means the power, right or authority, by equity ownership, contract or otherwise, to direct the management and policies, or elect a majority of the board of directors (or similar governing body) of an entity. In the case of NextWave, the term Affiliate shall also include, without limitation, wireless service providers with which NextWave has entered into, or subsequently enters into, a strategic relationship from time to time, provided that such wireless service providers are neither competitors of Supplier nor customers of Supplier prior to their affiliation with NextWave.

         (C) This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns. Notwithstanding the foregoing, no rights, obligations or liabilities of either party hereunder may be assigned or transferred by such party without the express prior written consent of the other party, which shall not be unreasonably withheld, provided that each party shall have the right to assign this Agreement to an affiliate. For purposes of this Section 4(C) an "affiliate" means any entity that, either directly or through one or more intermediaries, controls, is controlled by or is under common control with a party.

         (D) This Agreement constitutes the entire agreement between the parties and supersedes all prior oral or written negotiations and agreements between the parties with respect to the subject matter hereof. This Agreement may be amended or supplemented at any time by mutual written agreement of the parties, but neither this Agreement nor any term hereof may be amended, modified, released, discharged, abandoned or changed in any manner except by an instrument in writing which refers to his Agreement and which is executed by each of the parties. No waiver by either Party of any of the provisions hereof will be effective unless explicitly set forth in writing and executed by the Party so waiving.

         (E) The parties hereby agree to execute and deliver all documents and instruments and to take or cause to be taken such other actions that are reasonably necessary or appropriate to consummate the transactions contemplated by this Agreement.

         (F) This Agreement is made and entered into in the State of New York and shall be governed by and construed and enforced in accordance with the laws of the State of New York.

         (G) All notices given by either party hereunder must be in writing and delivered by certified mail (return receipt requested), overnight courier, or facsimile with confirmation, at the addresses set forth below:

                 If to Supplier:

                 The Allen Group Inc.
                 25101 Chagrin Boulevard
                 Beachwood, Ohio 44122
                 Attn:  Treasurer




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                 Facsimile:  (216) 765-0410

                 with a copy to:

                 The Allen Group Inc.
                 25101 Chagrin Boulevard
                 Beachwood, Ohio 44122
                 Attn:  General Counsel
                 Facsimile:  (216) 765-0410

                 If to NextWave:

                 NextWave Telecom Inc.
                 9455 Towne Centre Drive
                 San Diego, California 92121
                 Attn:  Legal Department
                 Facsimile:  (619) 642-1912

         (H) The Section headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement.

         (I) If any provision of this Agreement will be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement will not be affected and will remain in full force and effect.

         (J) This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same instrument. This Agreement may be executed via facsimile with original signatures to follow via overnight courier.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]




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         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.


AGREED AND ACCEPTED:


The Allen Group Inc.                      NextWave Telecom Inc.




By:  /s/  James LePort                    By:  /s/  Allen Salmasi
   ---------------------------------         -----------------------------------

Title: Vice President  Date: 11/8/96      Title: CEO & President  Date: 11/13/96
       -----------------------------             -------------------------------